Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Emergency Medical Services Corporation for the registration of 200,000 shares of Class A Common Stock and to the incorporation by reference therein of our reports dated February 19, 2010, with respect to the consolidated financial statements of Emergency Medical Services Corporation, and the effectiveness of Emergency Medical Services Corporation’s internal control over financial reporting, included in Emergency Medical Services Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Denver, Colorado

June 24, 2010